REGISTRATION RIGHTS AGREEMENT

          Registration Rights Agreement, dated as of November 7, 2003 ("this Agreement"), by and between Medix Resources, Inc., a Colorado corporation (the "Company"), and The Duncan Group, Inc., an Indiana corporation ("DGI").

Recitals:

          WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Company and DGI, DGI agreed to sell to the Company and the Company agreed to purchase from DGI certain of DGI's assets. Nothing in this Registration Rights Agreement is intended to limit or supersede in any way the parties' representations, warranties or agreements in the Purchase Agreement.

          WHEREAS, pursuant to the Purchase Agreement, as partial consideration for the fulfillment of its purchase price obligation, the Company has agreed to issue shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), which is currently publicly traded on the American Stock Exchange under the symbol "MXR", equivalent to: (x) $500,000, less the value of certain escrow shares delivered to DGI to be delivered at the closing of the Purchase Agreement (the "Cash Equivalent Shares"), (y) $1,500,000 in Common Stock, subject to forfeiture to be delivered at the closing of the Purchase Agreement (the "Forfeitable Shares"), and (z) up to an additional $2,500,000 in Common Stock to be issued and subsequently delivered upon the achievement of certain milestones (the "Incentive Shares" and together with the Cash Equivalent Shares and the Forfeitable Shares, the "Registrable Shares"), as set forth in the Purchase Agreement.

          WHEREAS, pursuant to the Purchase Agreement, the Company has promised the registration rights relating to the Registrable Shares contained herein (the "Registration Rights").

          WHEREAS, in connection with its commitments to DGI the Company is hereby granting the Registration Rights.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

          1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

          "1933 Act" means the Securities Act of 1933, as amended.

          "1934 Act" means the Securities Exchange Act of 1934, as amended.

          "Agreement" means this Agreement, as amended.

          "Board" means the Board of Directors of the Company.

          "Blackout Period" has the meaning set forth in Section 5(d) of this Agreement.

          "Cash Equivalent Shares" has the meaning set forth in the second recital of this Agreement.

          "Common Stock" has the meaning set forth in the second recital of this Agreement.

          "Company" has the meaning set forth in the first paragraph of this Agreement.

          "DGI" has the meaning set forth in the first paragraph of this Agreement.

          "Forfeitable Shares" has the meaning set forth in the second recital of this Agreement.

          "Forfeiture Condition" has the meaning set forth in Section 9.2 of the Purchase Agreement.

          "Incentive Shares" has the meaning set forth in the second recital of this Agreement.

          "Person" means any natural person, corporation, trust, association, company, partnership, joint venture or other entity or any government, governmental agency, instrumentality or political subdivision.

          "Purchase Agreement" has the meaning set forth in the first recital of this Agreement.

          The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registrable Shares" has the meaning set forth in the second recital of this Agreement.

          "Registration Rights" has the meaning set forth in the third recital of this Agreement, with such terms and conditions as set forth in this Agreement.

          "SEC" means the Securities and Exchange Commission.

          2. Required Registration. Subject to the provisions of this Agreement:

                    (a) Within twenty (20) days from the closing date of the Purchase Agreement, the Company shall prepare and file with the SEC a registration statement on Form S-3 under the 1933 Act covering Cash Equivalent Shares issued. The Company agrees to use its best efforts to cause such registration statement to become effective as expeditiously as possible.

                    (b) Within twenty (20) days after the Forfeiture Condition (as defined in the Purchase Agreement) is satisfied, the Company shall prepare and file with the SEC a registration statement on Form S-3 under the 1933 Act covering Forfeitable Shares issued. The Company agrees to use its best efforts to cause such registration statement to become effective as expeditiously as possible.

                    (c) Within forty-five (45) days after the achievement of each Qualifying Event (as defined in the Purchase Agreement), the Company shall prepare and file with the SEC a registration statement on Form S-3 under the 1933 Act covering the Incentive Shares issued upon achievement of such Qualifying Event. The Company agrees to use its best efforts to cause such registration statement to become effective as expeditiously as possible.

                    (d) Each registration required to be effected by the Company pursuant to this Section 2 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, for any reason not attributable to DGI with respect to such registration statement, and has not thereafter become effective.

          3. Registration Expenses. The Company shall pay all expenses incurred in effecting the registration of Registrable Shares pursuant to Section 2, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but not including underwriting discounts, commissions and expenses incurred by DGI in re-selling the Registrable Shares.

          4. Registration Procedures.

                     (a) With respect to each tranche of the Registrable Shares required to be registered as set forth above in Section 2, the Company will, as soon as reasonably practicable, but in any event within the time frames set forth in Section 2:

          (i) prepare and file with the SEC a registration statement on Form S-3 that provides for the resale of such Registrable Shares and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed;

          (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of Registrable Shares covered by such registration statement whenever DGI shall desire to sell or otherwise dispose of the same;

          (iii) furnish to DGI (and to each underwriter, if any, of Registrable Shares) such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents, as DGI may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares;

          (iv) use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such state securities or blue sky laws of such jurisdiction as DGI shall reasonably request and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable DGI to consummate the public sale or other disposition of the Registrable Shares in such jurisdictions, except that the Company shall not for any purpose be required to consent generally to service of process or qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

          (v) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter, if any, of such offer;

          (vi) notify DGI, at any time when a prospectus relating to any Registrable Shares covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly file such amendments and supplements as may be necessary so that, as thereafter delivered to DGI of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and use its best efforts to cause each such amendment and supplement to become effective;

          (viii) furnish at the request of DGI on the date that such Registrable Shares are delivered to the underwriters for: (A) sale an opinion, dated such date, of the counsel representing the Company, for purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering addressed to the underwriters, if any, and to DGI, and (B) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to DGI; and

          (viii) use its best efforts to cause all such Registrable Shares to be listed on the securities exchange, if any, on which the Common Stock is then listed.

                    This Section 4(a) shall not be construed to authorize DGI to sell Forfeitable Shares during the Blackout Period.

                    (b) The Company may require DGI to furnish in writing to the Company such information regarding DGI, the plan of distribution of the Registrable Shares and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration. DGI shall make best efforts to furnish the Company such information in a timely manner.

                    (c) The Company shall be entitled to include in any registration statement shares of Common Stock to be sold by the Company for its own account or on behalf of other stockholders.

          5. Additional Registration Rights Provisions.

                    (a) The Company may defer the filing (but not the preparation) of the registration statement or suspend the Company's obligation to cause such registration statement to become and remain effective if (i) at any time prior to the filing of such registration statement with the SEC the Company is engaged in confidential negotiations or other confidential business activities, disclosure of which, in the Company's reasonable opinion, would be required in such registration statement and would not be required if such registration statement were not filed, and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, (ii) the Company is actively engaged in discussions with underwriters with respect to a registered underwritten public offering of the Company's securities for the Company's account and is proceeding with reasonable diligence to effect such offering, or (iii) if there exists at the time material non-public information relating to the Company, which in the reasonable opinion of the Company should not be disclosed. If, after a registration statement filed under Section 2 becomes effective, the Company advises DGI that the Company considers it appropriate for the registration statement to be amended, DGI shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been amended.

                    (b) A deferral of the filing or suspension of a registration statement pursuant to Section 5(a) shall be lifted if, in the case of a deferral pursuant to clause (i) of Section 5(a), the negotiations or other activities are disclosed or terminated or, in the case of a deferral pursuant to clause (ii) of Section 5(a), the proposed registration for the Company's account is completed or abandoned.

                    (c) In order to defer the filing of a registration statement or suspend the Company's obligation to cause such registration statement to become and remain effective pursuant to this Section 5, the Company shall promptly (but in any event within 5 business days), upon determining to seek such deferral or suspension, deliver to DGI a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 5 and a general statement of the reason for such deferral and an approximation of the anticipated delay. DGI hereby agrees to keep confidential any information disclosed to DGI in any such certificate (including the fact that such certificate was delivered); provided that this provision shall not prevent disclosures by DGI to its accountants and attorneys upon their agreement to be bound by the confidentiality and trading restriction provisions of this Agreement set forth in Section 5(c) and 5(d). DGI further agrees, whether directly or indirectly, not to trade or otherwise engage in trading activities relating to the Company's securities, and not to enter into loans, exchanges of securities, or other similar arrangements relating to derivative instruments tied to the value of the Company's securities, during such deferral or suspension.

                    (d) With respect to the registration or resale of the Forfeitable Shares, all of the Forfeitable Shares shall only be available for resale from and after 12 months after the effective date of the Forfeitable Shares Registration Statement (as defined in the Purchase Agreement). DGI hereby covenants, whether directly or indirectly, not to trade or otherwise engage in trading activities relating to the Forfeitable Shares, and not to enter into loans, exchanges of securities, or other similar arrangements relating to derivative instruments tied to the value of the Forfeitable Shares, during the period prior to 12 months from and after the effective date of the Forfeitable Shares Registration Statement (the "Blackout Period"). DGI further understands that such shares shall be issued, subject to the satisfaction of the terms of the Purchase Agreement, with a legend bearing reference to this condition, which shall be eligible for removal by the Company from and after 12 months of the effectiveness of Forfeitable Shares Registration Statement. The Company may, without incurring any additional obligations or liabilities, suspend, withdraw or otherwise terminate the effectiveness of the Forfeitable Shares Registration Statement and terminate any additional registration rights and obligations relating to any of the Registrable Shares upon any breach of this covenant or sales by third parties relating to the resale of shares made pursuant to the Forfeitable Shares Registration Statement during the Blackout Period.

                    (e) Nothing in this Agreement shall be construed to shorten or otherwise limit the duration of the Selling Window (as such term is defined in the Purchase Agreement). To the extent that any act or omission by the Company impairs DGI's right to lawfully sell Cash Equivalent Shares during the Selling Window, then the time period during which DGI is unable to lawfully sell Cash Equivalent Shares shall be excluded from the calculation of the Selling Window.

          6. Effect of Registration. The Company represents and warrants that the registration procedures described in Section 4 of this Agreement are sufficient to enable DGI to lawfully sell the Registrable Shares upon the effective date of the registration statement applicable to each tranche of shares described in Section 4 of this Agreement, provided that Seller offers and sells the shares in accordance with the plan of distribution to be set forth in the prospectus relating to the sale of such shares and provided that the effectiveness of such registration statement is not terminated or suspended.

          7. Indemnification. In the event Registrable Shares are registered pursuant to this Agreement:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless DGI and any underwriter (within the meaning of the 1933 Act) with respect to the Registrable Shares, and each officer, director, employee and agent of DGI or of any such underwriter and each person, if any, who otherwise controls DGI or underwriter (within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act), against any losses or claims, damages, expenses or liabilities, joint or several, to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state law, or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or allegedly untrue statement of any material fact contained in the registration statement for the Registrable Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document incident to the registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and will reimburse DGI, any underwriter, officer, director, employee, agent or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability or action if such settlement is effected without the written consent of the Company, which shall not be unreasonably withheld, nor shall the Company be liable under this Section 7(a) to DGI, underwriter, officer, director, employee, agent or controlling person for any such loss, claim, damage, expense, liability or action to the extent that it arises out of, or is based upon, an untrue statement or allegedly untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing expressly for use in connection with such registration by DGI, such underwriter, officer, director, employee, agent or such controlling person; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit DGI if a copy of the final prospectus was furnished to DGI and such final prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

                    (b) To the extent permitted by law, DGI will indemnify and hold harmless the Company, each of its employees, agents, directors and officers, each person, if any, who controls the Company within the meaning of the 1933 Act, and any underwriter (within the meaning of the 1933 Act or 1934 Act) against any losses, claims, damages, expenses or liabilities to which the Company or any such person or underwriter may become subject, under the 1933 Act, the 1934 Act or other federal or state law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of, or are based upon any untrue or allegedly untrue statement of any material fact contained in a registration statement for the Registrable Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document incident to the registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; in each case to the extent that such untrue statement or allegedly untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing by DGI expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability or action if such settlement is effected without the written consent of DGI, which shall not be unreasonably withheld; and DGI will reimburse the Company or any such person or underwriter for any legal or other expenses reasonably incurred by the Company or any such person or underwriter in connection with investigating or defending such loss, claim, damage, liability, expense or action.

                    (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. An indemnifying party shall not have the right to direct the defense of such an action on behalf of an indemnified party if such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnifying party shall bear the fees and expenses of only one (1) separate counsel for all indemnified parties. The failure to notify an indemnifying party promptly of the commencement of any such action if prejudicial to the ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 7.

                    (d) To the extent permitted by law, the indemnification provided for under this Section 7 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person (within the meaning of the 1933 Act or the 1934 Act) of such indemnified party and will survive the transfer of any securities.

                    (e) If for any reason the foregoing indemnity is unavailable to, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no underwriter, if any, shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of any underwriters to contribute pursuant to this Section 7(e) shall be several in proportion to their respective underwriting commitments and not joint.

          8. Reports under the 1934 Act. With a view to making available to DGI the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit DGI to sell Registrable Shares to the public without registration, the Company agrees to:

                    (a) make and keep available public information, as those terms are defined in Rule 144; and

                    (b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act.

          9. Miscellaneous.

                    (a) All terms, covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. The foregoing notwithstanding, the registration rights granted to DGI under this Agreement may not be transferred without the prior written consent of the Company.

                    (b) This Agreement shall be deemed a contract made under the laws of the State of New York and, together with the rights or obligations of the parties hereunder, shall be construed under and governed by the laws of such State, without giving effect to the conflict of laws principles thereof.

                    (c) This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and DGI.

                    (d) All notices, requests, consents and demands shall be in writing and shall be deemed given when (i) personally delivered, (ii) mailed in a registered or certified envelope, postage prepaid or (iii) sent by Federal Express or another nationally recognized overnight delivery service (paid by sender):

(i) if to the Company:

Medix Resources, Inc.

420 Lexington Avenue, Suite 1830

New York, New York 10170

Attention: Darryl R. Cohen

Facsimile No.: (212) 681-9817

With a copy to:

Warshaw Burstein Cohen Schlesinger & Kuh, LLP

555 Fifth Avenue

New York, New York 10017

Attention: Peter B. Hirshfield

Facsimile No.: (646) 349-1665

(ii) if to DGI, to:

The Duncan Group, Inc.

9302 North Meridian Street, Suite 350

Indianapolis, Indiana 46260

Attention: David Duncan

Facsimile No.: (317) 202-7825

With a copy to:

Riley Bennett & Egloff, LLP

One American Square, 18th Floor

Box 82035

Indianapolis, Indiana 46282-0003

Attention: Ryan L. Leitch

Facsimile No. (317) 636-8027

                    (e) This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

                    (f) The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

                    (g) The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above.

MEDIX RESOURCES, INC.		THE DUNCAN GROUP, INC.
By:	Andrew Brown, President and Chief Operating Officer	By:	M. David Duncan, Chief Executive Officer
		By:	Nancy L. Duncan, President